Exhibit 99.1

Investor Contact:	Company Contact:
Sharon Merrill Associates	Thomas W. Bennet, Jr., CFO
(617) 542-5300	(978) 970-5600
trr@investorrelations.com	tbennet@trcsolutions.com

TRC Announces First-Quarter Fiscal 2011 Financial Results

Company Generates Operating Income of $3.4 Million

Lowell, MA, November 3, 2010 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting, and construction management services to the energy, environmental, and infrastructure markets, today announced financial results for the fiscal three month period ended September 24, 2010.

Financial Highlights

	Three Months Ended
	September 24,	September 25,
(In millions, except per share data)	2010	2009
Net service revenue*	$57.6	$57.0
Operating income	$3.4	$0.2
Federal and state income tax provision	$(0.5)	$(0.1)
Accretion charges on preferred stock	$(3.8)	$(0.8)
Net loss applicable to TRC Companies, Inc.’s common shareholders	$(1.1)	$(0.9)
Diluted loss per common share	$(0.06)	$(0.05)
Diluted weighted-average common shares outstanding	19,684	19,404

*The Company believes net service revenue, rather than gross revenue, best reflects the value of services provided to its customers and is the most meaningful indicator of TRC’s revenue performance.

Comments on the First Quarter

“TRC’s first-quarter fiscal 2011 results demonstrate that our profitable growth initiatives are proving effective within the dual constraints of a highly competitive market environment and an uncertain economy,” said Chairman and Chief Executive Officer Chris Vincze.  “Net Service Revenue (NSR), which grew approximately $0.6 million, or 1.1%, increased year-over-year for the second consecutive quarter.  The increase was primarily driven by demand for our environmental services and the recovering performance of our energy segment.  Our infrastructure segment contributed to the bottom line with improved profit results on lower NSR.”

“On the expense side, the results reflect our more efficient cost structure.  A decrease in Cost of Services was the key driver of our current quarter operating profit of $3.4 million. For the second consecutive quarter, gross revenue backlog continued to grow, up 5.3% to

TRC

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Telephone 978-970-5600   •  Fax 978-453-1995

$380 million from the immediately prior quarter.”

“Within our environmental segment, we experienced stronger demand in areas that are benefitting from an increase in regulatory compliance and enforcement, such as our air quality, air measurement, and environmental remediation services.  NSR in our energy segment grew slightly in the quarter, primarily through increased demand for our energy efficiency services and increased activity on electrical transmission, distribution and substation projects.  While economic uncertainty and lack of a consistent federal energy policy continues to impact overall expenditures, our energy clients are beginning to resume investments in certain energy projects that were previously stalled as a result of budgetary caution.  Work within our infrastructure segment was primarily focused in areas with access to funding, such as federal stimulus money or pre-recession capital programs related to bridge and highway programs. Most state and local budgets continue to be pressured by severe funding limitations.”

Business Outlook

“Our focus for fiscal 2011 is to achieve both profitable revenue growth through our key operational and sales strategies as well as operating income growth through performance excellence.  Traditionally, the first and fourth quarters are the strongest part of the year for us.  We are off to a good start in fiscal 2011, and our approach to the remainder of the year is to extend our current momentum in the context of the seasonal effects that usually impact our next two fiscal quarters.”

“While capital spending by our clients is expected to remain below historical norms, we are continuing to target the most promising areas within our environmental and energy segments.  We are encouraged by the prospects for our energy segment, particularly for our energy efficiency and engineer-procure-construct (EPC) services.  We expect increased regulatory activity and corporate risk mitigation initiatives to drive demand within our environmental segment.  Although TRC has made significant improvements in the infrastructure business portfolio, we do not anticipate meaningful near-term growth in this segment.  Over time, we anticipate alternative funding mechanisms; potential for additional economic stimulus; and the increasing need to upgrade, replace or repair the nation’s aging infrastructure will renew growth in that segment,” concluded Vincze.

Conference Call Information

The Company will broadcast its first-quarter fiscal 2011 financial results conference call today, November 4, at 9 a.m. ET. Those who wish to listen to the conference call should visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com. The call also may be accessed by dialing (877) 709-8155 or (201) 689-8881 prior to the start of the call.  For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website for one year.

About TRC

A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering, consulting and construction management firm that provides integrated services to the energy, environmental, and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information, visit TRC’s website at http://www.trcsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC’s future expectations, contain projections of the Company’s future results of operations or of its financial condition, or state other “forward-looking” information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments, including potential payments related to TRC’s ongoing IRS audit, if not resolved successfully; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC’s services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; and general political or economic conditions.  Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in TRC’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 24,	September 25,
	2010	2009

Gross revenue	$78,818	$82,357
Less subcontractor costs and other direct reimbursable charges	21,228	25,397
Net service revenue	57,590	56,960

Interest income from contractual arrangements	88	180
Insurance recoverables and other income	597	3,283

Operating costs and expenses:
Cost of services	46,574	50,880
General and administrative expenses	6,538	6,678
Provision for doubtful accounts	578	686
Depreciation and amortization	1,228	1,950
Total operating costs and expenses	54,918	60,194
Operating income	3,357	229
Interest expense	(197)	(264)
Income (loss) from operations before taxes and equity in losses	3,160	(35)
Federal and state income tax provision	(464)	(56)
Income (loss) from operations before equity in losses	2,696	(91)
Equity in losses from unconsolidated affiliates, net of taxes	(13)	(15)
Net income (loss)	2,683	(106)
Net loss applicable to noncontrolling interest	21	27
Net income (loss) applicable to TRC Companies, Inc.	2,704	(79)
Accretion charges on preferred stock	(3,799)	(834)
Net loss applicable to TRC Companies, Inc.'s common shareholders	$(1,095)	$(913)

Basic and diluted loss per common share	$(0.06)	$(0.05)

Basic and diluted weighted average common shares outstanding	19,684	19,404

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(Unaudited)

	September 24,	June 30,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$903	$14,709
Accounts receivable, less allowance for doubtful accounts	94,792	87,104
Insurance recoverable - environmental remediation	35,881	35,664
Restricted investments	12,675	14,744
Prepaid expenses and other current assets	13,858	9,123
Income taxes refundable	179	388
Total current assets	158,288	161,732

Property and equipment	47,101	47,287
Less accumulated depreciation and amortization	(35,708)	(35,535)
Property and equipment, net	11,393	11,752
Goodwill	14,870	14,870
Investments in and advances to unconsolidated affiliates and construction joint ventures	112	117
Long-term restricted investments	46,424	46,426
Long-term prepaid insurance	43,696	44,529
Other assets	8,305	8,369
Total assets	$283,088	$287,795

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$5,344	$3,629
Accounts payable	27,446	35,871
Accrued compensation and benefits	24,253	22,393
Deferred revenue	22,481	26,486
Environmental remediation liabilities	512	623
Other accrued liabilities	43,254	43,781
Total current liabilities	123,290	132,783
Non-current liabilities:
Long-term debt, net of current portion	5,757	5,815
Long-term income taxes payable	4,449	4,149
Long-term deferred revenue	103,858	102,452
Long-term environmental remediation liabilities	6,219	6,404
Total liabilities	243,573	251,603
Preferred stock, $.10 par value; 500,000 shares authorized, 7,209 shares issued and outstanding as convertible, liquidation preference value of $20,114 and $22,277 as of September 24, 2010 and June 30, 2010, respectively	12,038	8,239
Commitments and contingencies
Equity:
Common stock, $.10 par value; 40,000,000 shares authorized, 19,802,043 and 19,798,561 shares issued and outstanding, respectively, at September 24, 2010, and 19,637,535 and 19,634,053 shares issued and outstanding, respectively, at June 30, 2010	1,980	1,964
Additional paid-in capital	160,643	163,897
Accumulated deficit	(135,179)	(137,883)
Accumulated other comprehensive income	212	133
Treasury stock, at cost	(33)	(33)
Total shareholders' equity applicable to TRC Companies, Inc.	27,623	28,078
Noncontrolling interest	(146)	(125)
Total equity	27,477	27,953
Total liabilities and equity	$283,088	$287,795